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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-effective Amendment No. 4 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 14, 2000 relating to the financial statements of The Kelmoore Strategy Covered Option Fund, which are also incorporated by reference in the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Prospectus and Statement of Additional Information, and the heading "Financial Highlights" in the Prospectus, each constituting part of such registration statement.

PricewaterhouseCoopers LLP
San Francisco, CA
June 28, 2000